ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Correction
(PURSUANT TO NRS CHAPTERS 78,
78A, 80, 81, 82, 84, 86, 87, 87A, 88,
88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	Certificate of Correction	ABOVE SPACE IS FOR OFFICE USE ONLY

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:
China Broadband, Inc.

2. Description of the original document for which correction is being made:
Certificate of Designation of Series B Preferred Stock of China Broadband, Inc.

3. Filing date of the original document for which correction is being made:	July 30, 2010

4. Description of the inaccuracy or defect:
Section 2 "Authorization" inadvertently states that China Broadband, Inc. "shall have the authority to issue 6,000,000 shares of the Series B Preferred Stock, par value US$0.001 per share, of the Company".  When the Board of Directors approved the Certificate of Designations of Series B Stock, the number of shares of Series B Preferred Stock authorized was 11,000,000, not 6,000,000.

5. Correction of the inaccuracy or defect:
Section 2 is hereby amended and restated in its entirety as follows:

2.  Authorization.  China Broadband, Inc. (the “Company”) shall have the authority to issue 11,000,000 shares of the Series B Preferred Stock, par value US$0.001 per share, of the Company (the “Series B Preferred Stock”).  Such number of shares may be increased or decreased, but not to a number less than the number of shares of Series B Preferred Stock then issued and outstanding, by resolution adopted by the full Board of Directors (the “Board”) of the Company.

6. Signature:

/s/ Marc Urbach	President	November 22, 2010
Authorized Signature	Title *	Date

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Correction
Revised: 3-26-09